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                                                                    EXHIBIT 99.1




[NEWS RELEASE]                                                   [WILLIAMS LOGO]



NYSE: WMB
--------------------------------------------------------------------------------

DATE:             Jan. 29, 2002


CONTACT:            Jim Gipson                         Rick Rodekohr                      Richard George
                    Williams (media relations)         Williams (investor relations)      Williams (investor relations)
                    (918) 573-2111                     (918) 573-2087                     (918) 573-3679
                    JIM.GIPSON@WILLIAMS.COM            RICK.RODEKOHR@WILLIAMS.COM         RICHARD.GEORGE@WILLIAMS.COM


       WILLIAMS' ESTIMATED RECURRING EARNINGS, INCLUDING ENRON CHARGE, TO
                               BE $2.35 PER SHARE
     Complete Earnings Report Awaiting Assessment of Contingent Obligations

           TULSA, Okla. -- Williams (NYSE:WMB), led by substantially improved performance of its energy marketing & trading and exploration & production units, said today it expects to achieve recurring 2001 earnings of $2.35 per share, which includes an approximate 12 cents per share fourth quarter charge for credit exposure related to Enron's bankruptcy, vs. recurring earnings of $2.33 per share in the previous year.

           Williams' estimated unaudited income from continuing operations is $2.01 per share on a diluted basis for 2001 vs. $2.15 per share in 2000. A reconciliation of estimated income from continuing operations to recurring earnings accompanies this release. It includes all non-recurring items, except the contingency referenced below related to Williams' former telecommunications business.

           Today's planned release of complete unaudited 2001 earnings has been delayed pending an internal assessment of Williams' contingent obligations related to Williams Communications (NYSE:WCG). This assessment was initiated in light of Williams' previously announced intention to eliminate credit-rating and equity-price triggers as part of contingent financial commitments associated with the 2001 spin-off of WCG, and because of recent developments within the telecommunications industry.

           Within the next few weeks, Williams expects to be able to estimate the financial effect, if any, regarding its ultimate obligation related to WCG's $1.4 billion debt and a network lease agreement covering

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assets that cost $750 million. Any financial impact would likely be classified as discontinued operations in Williams' final 2001 consolidated income statement.

           Steve Malcolm, president and chief executive officer, will lead a conference call today, as planned, to discuss the company's operational performance. Malcolm reaffirmed the previous 2002 recurring earnings guidance of from $2.65 to $2.75 per share.

           For the fourth quarter of 2001, recurring earnings are expected to be 34 cents per share vs. 89 cents for the same quarter of 2000. Williams' estimated fourth quarter 2001 income from continuing operations is 13 cents on a diluted basis vs. 80 cents per share for the previous year.

           The major fourth quarter 2001 non-recurring item is the previously announced pre-tax impairment charge related to the company's investment in a soda ash business, which is $170 million ($153 million net of minority interest).

         Following is a summary of estimated recurring segment profit results of Williams' major business groups:

         ENERGY MARKETING & TRADING: $1.3 billion in recurring segment profit 2001 vs. $1.1 billion for the previous year. The improvement was primarily due to increased origination of price risk management services and structured risk management solutions, which also served to reduce natural gas and power portfolio risk. Recurring results include fourth quarter charges totaling $91 million for credit exposure related to Enron's bankruptcy.

         At year-end, approximately 70 percent of the value recognized in this business' power structured risk management portfolio is expected to be realized over the next five years. In addition, approximately 80 percent of the power structured risk management portfolio volumes are fully hedged for the first 10 years.

         Estimated 2001 segment profit of $1.3 billion includes the previously disclosed $23 million loss from the write-down of certain marketable equities, while segment profit of $1 billion in 2000 includes $65.5 million in impairments and loss accruals.

         Recurring segment profit for the fourth quarter of 2001 is estimated to be $169.9 million vs. $547 million for the same period of 2000. The decline primarily was due to lower spark spreads recognized in the fourth quarter of 2001.

         GAS PIPELINE: $710.9 million in recurring segment profit in 2001 vs. $750.7 million for the previous year. The benefit in 2000 of rate refund liability reversals and rate surcharges totaling $74 million are partially offset in 2001 by a $15.1 million favorable regulatory adjustment, higher earnings from investments in joint venture projects of $19 million and increased natural gas transportation revenues on the Transco system.

         Estimated 2001 segment profit of $738.4 million includes a $27.5 million gain on the sale of a portion of Williams' investment in Northern Border Partners. Segment profit in 2000 was $741.5 million.

         For the fourth quarter of 2001, recurring segment profit is estimated to be $189.7 million, which includes a $4.5 million charge related to Enron credit exposure, vs. $175.6 million for the same quarter a year ago.


                                       2
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         ENERGY SERVICES: $715.5 million in recurring segment profit in 2001 vs.
$615.7 million during the previous year. Estimated 2001 segment profit before non-recurring items is $569.9 million vs. $564.9 million during 2000. Energy Services' major business segments are:

         Midstream Gas & Liquids: $235.4 million in recurring segment profit in 2001 vs. $314.9 million for the previous year. Segment profit declined primarily due to average domestic liquids margins and volumes that were 50 percent and 15 percent lower, respectively, than during 2000. The decrease was partially offset by $11.3 million increased segment profit from higher gathering volumes.

         Recurring 2001 segment profit excludes $13.8 million of impairments of gathering assets that the company plans to sell. For the fourth quarter, recurring segment profit is estimated to be $60.6 million in 2001 vs. $61.1 million for the same period of 2000.

         Petroleum Services: $247.2 million in recurring segment profit in 2001 vs. $198 million for the previous year. The improvement was led by Williams' higher refined products margins and full-year results of Williams' investment in the Trans-Alaska pipeline. This was partially offset by increased operating losses of the travel centers.

         Recurring 2001 segment profit excludes the previously disclosed $75.3 million gain on the sale of convenience stores and a fourth quarter 2001 impairment charge and loss accrual totaling $14.7 million related to certain under-performing retail petroleum outlets. Fourth quarter 2001 recurring segment profit is estimated to be $42.2 million vs. $49 million for the same period a year ago.

         Exploration & Production: $218.7 million in recurring segment profit in 2001 vs. $66.9 million for the previous year. The improvement primarily was due to the mid-year acquisition of Barrett Resources, increased production from the San Juan Basin and the Jonah Field and higher realized natural gas production prices. Full-year 2001 production volumes of 130 billion cubic feet equivalent were double those of 2000.

         For the fourth quarter of 2001, estimated recurring segment profit is $70.9 million vs. $29 million for the same period a year ago, the first full quarter after the close of the Barrett acquisition.

         Also included in Energy Services results are an International segment and Williams Energy Partners. International is expected to record a recurring segment loss of $2.8 million for 2001 vs. segment profit of $14.1 million for the previous year. The current period segment loss excludes a fourth quarter $170 million ($153 million net of minority interest) impairment of assets related to a western Colorado soda ash mining operation. Williams Energy Partners (NYSE:WEG) should contribute $17 million to recurring segment profit in 2001 vs. $21.8 million during the previous year.

CONFERENCE CALL

Steve Malcolm will discuss business performance during an audio webcast at www.williams.com and a conference call scheduled for 9 a.m. Eastern on Tuesday, Jan. 29. To participate, dial:

         o Domestic: (800) 819-9193
         o International: (913) 981-4911
         o Request "Williams Analyst Conference Call"

For replays available through the end of day Feb. 4, dial:

         o Domestic: (888) 203-1112
         o International: (719) 457-0820
         o Conference ID: 505503

ABOUT WILLIAMS (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to innovative, reliable energy products and services. Williams information is available at www.williams.com.

                                       ###


Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.